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                                                                     Exhibit 5.1


                                                                February 9, 2001



Asia Global Crossing Ltd.
Wessex House
45 Reid Street
Hamilton HM1Z
Bermuda


Ladies and Gentlemen:


                  We have acted as United States counsel to Asia Global Crossing Ltd., a company organized under the laws of Bermuda (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $408,000,000 aggregate principal amount of 13.375% Senior Notes due 2010 (the "Exchange Notes"). The Exchange Notes will be issued under an Indenture, dated as of October 12, 2000 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee. The Exchange Notes will be offered by the Company in exchange for $408,000,000 aggregate principal amount of its outstanding 13.375% Senior Notes due 2010.

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions
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Asia Global Crossing Ltd.                                       February 9, 2001



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expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (1) the Company is validly existing under the laws of Bermuda and has duly authorized, executed and delivered the Indenture in accordance with its Memorandum of Association and Amended and Restated Bye-laws and the laws of Bermuda, (2) execution, delivery and performance by the Company of the Indenture and the Exchange Notes do not and will not violate the laws of Bermuda or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and
(3) execution, delivery and performance by the Company of the Indenture and the Exchange Notes do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether
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Asia Global Crossing Ltd.                                       February 9, 2001


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considered in a proceeding at equity or at law), (3) an implied covenant of good faith and fair dealing and (4) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

                  Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of Bermuda, we have assumed the accuracy of the opinion of Appleby, Spurling & Kempe.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,


                                    /s/ SIMPSON THACHER & BARTLETT


                                    SIMPSON THACHER & BARTLETT